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                                                                   EXHIBIT 2.24


                          AGREEMENT AND PLAN OF MERGER

           THIS AGREEMENT AND PLAN OF MERGER dated as of April 15, 1998 (the "AGREEMENT"), by and between UDI CORP., a Massachusetts corporation ("UDI") and UDI II CORP., a Massachusetts corporation ("UDI II").

                              W I T N E S S E T H:
                              --------------------

           WHEREAS, the respective Boards of Directors of UDI and UDI II deem it advisable that UDI II merge with and into UDI (the "MERGER"), upon the terms and conditions herein and in accordance with the laws of the State of Massachusetts, and that the shares of stock of each of UDI and UDI II shall be converted upon the Merger as set forth herein.

           NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:

SECTION 1.  TERMS

           1.1. At the Effective Time (as hereinafter defined) of the Merger, UDI II shall be merged with and into UDI, with UDI as the surviving corporation (hereinafter also referred to as the "SURVIVING CORPORATION").

           1.2. The Surviving Corporation shall be named "UDI Corp."

           1.3. At the Effective Time, each share of Common Stock of UDI II issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger, be converted into and exchanged for one share of Common Stock of the Surviving Corporation.

           1.4. Upon and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises, and be subject to all the restrictions, disabilities and duties, of the Constituent Corporations (as hereinafter defined); and all rights, privileges, powers and franchises of the Constituent Corporations shall be vested in and be the property of the Surviving Corporation; and all debts, liabilities and duties of the Constituent Corporations shall thenceforth attach to the Surviving Corporation and may be enforced against it to the same extent as if said debts, liabilities and duties have been incurred or contracted by it.

SECTION 2.  EFFECTIVE TIME

           2.1. Subsequent to the execution of this Agreement, UDI II and UDI (collectively, the "CONSTITUENT CORPORATIONS") shall submit this Agreement to their stockholder for its approval pursuant to the applicable provisions of the Business Corporation Law of the Commonwealth of Massachusetts.




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           2.2. Following approval of this Agreement in accordance with Section
2.1 above, and provided that:

           (a) each Constituent Corporations shall have received the approval of its stockholder as required under law; and

           (b) this Agreement has not been terminated and abandoned pursuant to
Section 4.2 hereof; the Surviving Corporation will cause an Articles of Merger to be executed and filed with the Secretary of the Commonwealth of Massachusetts as provided by law.

           2.3. The Merger shall become effective immediately upon the filing of the Articles of Merger with the Secretary of the Commonwealth of Massachusetts (the date and time of such filing being herein referred to as the "EFFECTIVE TIME").

SECTION 3.  CERTIFICATE OF INCORPORATION AND BYLAWS; BOARD OF DIRECTORS

           3.1. The Certificate of Incorporation of UDI constituted at the Effective Time shall thereafter be the Articles of Incorporation of the Surviving Corporation until such time as it shall be amended as provided by law.

           3.2. The Bylaws of UDI shall be the bylaws of the Surviving Corporation, subject to alteration, amendment or repeal from time to time by the Board of Directors or the stockholders of the Surviving Corporation.

           3.3. From and after the Effective Time the members of the Board of Directors of the Surviving Corporation shall consist of the members of the Board of Directors of UDI immediately prior to the Effective Time, to hold office until the expiration of their then current terms and until their respective successors shall be elected.

           3.4. From and after the Effective Time, the officers of UDI shall consist of the officers of UDI immediately prior to the Effective Time, to hold office until the next annual meeting of the Stockholder of UDI and until their respective successors are elected and appointed.

SECTION 4.  AMENDMENT AND TERMINATION

           4.1. To the fullest extent permitted by applicable law, the Constituent Corporations, by mutual consent of their respective Boards of Directors, may amend, modify or supplement this Agreement in such a manner as may be agreed upon by them in writing at any time prior to the Effective Time, even though the Agreement shall have been approved by the stockholder of the Constituent Corporations or of either thereof.

           4.2. This Agreement may be terminated and the Merger abandoned for any reason by resolution adopted by either of the respective Boards of Directors of the Constituent Corporations



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at any time prior to the Effective Time, even though this Agreement shall have been approved by the stockholder of the Constituent Corporations or of either thereof.

           IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized affixed, all as of the day and year first above written.

                                            UDI CORP.




                                            By /s/Robert J. Gillon, Jr.
                                              ---------------------------------
                                                 Robert J. Gillon, Jr.

                                            UDI II CORP.



                                            By /s/Robert J. Gillon, Jr.
                                               --------------------------------
                                                 Robert J. Gillon, Jr.